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                                                                    EXHIBIT 99.1


                                                    For more information contact
                                                    MEDIA:
                                                    LETICIA LOWE
[TEXAS GENCO LOGO]                                  Phone 713.207.7702
                                                    INVESTORS:
                                                    MARIANNE PAULSEN
                                                    Phone 713.207.6500


FOR IMMEDIATE RELEASE                                                Page 1 of 1
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                    TEXAS GENCO'S BOARD AUTHORIZES INCREASED
                         OWNERSHIP IN STP NUCLEAR PLANT

      HOUSTON, TX - May 28, 2004 - The Board of Directors of Texas Genco Holdings, Inc. (NYSE:TGN), a majority-owned subsidiary of CenterPoint Energy, Inc. (NYSE: CNP), voted to exercise its right of first refusal to purchase up to the entire 25.2 percent interest in the South Texas Project Electric Generating Station (STP) that is currently owned by American Electric Power (AEP).

      In addition to AEP, the 2,500 megawatt nuclear plant is owned by Texas Genco (30.8 percent), City Public Service of San Antonio (CPS) (28 percent) and Austin Energy (16 percent).

      AEP had previously announced that it had received an offer of $333 million, subject to certain adjustments, to purchase its 630 megawatt interest. Under the STP Participation Agreement, co-owners wishing to acquire AEP's interest are entitled to do so at the proposed sale price.

      Austin Energy indicated that it will not exercise its right of first refusal, while CPS indicated that it intends to purchase at least 12 percent or 300 megawatts. Accordingly, Texas Genco should be entitled to purchase a 13.2 percent interest or 330 megawatts from AEP.

      Texas Genco Holdings, Inc., based in Houston, Texas, is one of the largest wholesale electric power generating companies in the United States with over 14,000 megawatts of generation capacity, of which approximately 2,500 megawatts are currently in mothball status. It sells electric generation capacity, energy and ancillary services in one of the nation's largest power markets, the Electric Reliability Council of Texas (ERCOT). Texas Genco has one of the most diversified generation portfolios in Texas, using natural gas, oil, coal, lignite, and uranium fuels. The company owns and operates 60 generating units at 11 electric power-generating facilities and owns a 30.8 percent interest in a nuclear generating plant. Texas Genco currently is a majority-owned subsidiary of CenterPoint Energy, Inc. For more information, visit our web site at www.txgenco.com.

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